                                                             EXHIBIT 10.42

                               LICENSE AGREEMENT

         License Agreement, dated as of March 31, 1995, among Interferon Sciences, Inc., a Delaware corporation with offices at 783 Jersey Avenue, New Brunswick, New Jersey 08901 ("ISI"), Hoffmann-La Roche Inc., a New Jersey corporation with offices at 340 Kingsland Street, Nutley, New Jersey 07110 ("HL") and F. Hoffmann-La Roche Ltd, a Swiss corporation with offices at Grenzacherstrasse 124, CH-4002 Basle, Switzerland ("FHL").

                              W I T N E S S E T H

         WHEREAS, HL is the owner of certain patent rights (the "HL Patent Rights") in the field of alpha interferon, including without limitation U.S. Patent No. 4,503,035 (the "Patent") expiring March 5, 2002, (the "Patent Expiration Date") and FHL is the owner of the foreign counterparts thereto (the "FHL Patent Rights") (a list of such foreign counterparts and their respective expiration dates and any extensions thereof as set forth in Section 2 (the "Foreign Patent Expiration Dates") is set forth on Schedule 1 attached hereto) relating to homogeneous alpha interferon, and

         WHEREAS, HL, FHL, or their respective affiliates (as defined herein) may from time to time acquire additional patent rights which cover the Product (as defined below) (all such specified United States patent rights or foreign patent rights now owned or hereafter acquired by HL, FHL, or their





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
respective affiliates are hereinafter collectively referred to as the "Roche Patent Rights");

         WHEREAS, ISI desires to obtain a license under the Roche Patent Rights to make, have made, use, and sell human leukocyte- derived alpha interferon preparation in any dosage form for the treatment of human and animal diseases (the "Product"), and HL and FHL are agreeable to grant such a license to ISI; and

         WHEREAS, nothing contained in this Agreement shall constitute an admission by ISI that this license is necessary for ISI to make, have made, use, and sell the Product.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties agrees as follows:

         1.      Grant of License.

                 HL and FHL hereby grant to ISI a non-exclusive and, subject to the terms of this Agreement, irrevocable and perpetual, right and license, under the Roche Patent Rights (including the Patent) to make, have made, use, and sell the Product. HL and FHL hereby agree that ISI shall have the right to grant marketing or promotion rights for (i) injectable uses of the Product to any third party (or their affiliates) listed on Scedule 2 attached hereto and
(ii) any other uses of the Product to any third party. In the event that ISI desires to grant marketing or promotion rights for injectable uses of the Product in the Territory to any third party not listed on Schedule 2, the





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
consent of HL and FHL will not be unreasonably withheld. Notwithstanding anything to the contrary contained herein, this Agreement shall not be construed to grant any rights under the Roche Patent Rights to make any recombinant products.

         2.      Royalties

                 (a)      (i)     ISI shall pay to HL a percentage fee (the
"Percentage Fee") based upon Net Sales (as hereinafter defined) of Product in the countries covered by the HL Patent Rights during each Annual Period (as hereinafter defined) and shall pay to FHL a Percentage Fee based upon Net Sales (as hereinafter defined) of Product in the countries covered by the FHL Patent Rights during each Annual Period (as hereinafter defined). The countries covered by the HL Patent Rights and the FHL Patent Rights are referred to as the "Territory." In addition, if ISI manufactures a Product covered by the Roche Patent Rights but sells such Product in a country which is not covered by the Roche Patent Rights, ISI shall also pay a Percentage Fee to HL based upon Net Sales (as hereinafter defined ) of the Product. Net Sales of the Product manufactured under the Roche Patent Rights but sold outside the Territory shall be referred to as Outside Net Sales. "Net Sales" (or "Outside Net Sales") shall mean the invoiced amount of Product sold by ISI in the Territory (or outside the Territory in the case of Outside Net Sales), less actual trade discounts, actual returns, allowances (directly related to sales), charges for outbound custom duty and freight, and





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sales, use, and other similar taxes (except income taxes), if any.  The "Annual
Period" shall be the calendar year, except that the first Annual Period shall be from the date hereof to December 31, 1995 (or to the date of termination of this Agreement, if earlier), and (i) with respect to Net Sales of the Product in the United States, the last Annual Period shall be from the last January 1 during the term of this Agreement to the earlier of (A) the Patent Expiration Date and (B) the date of termination of this Agreement and (ii) with respect to Net Sales of the Product in countries outside the United States, the last
Annual Period shall be from the last January 1 during the term of this Agreement to the earlier of (A) the Foreign Patent Expiration Date with respect to any specific country and (B) the date of termination of this Agreement. For the purposes of this Agreement, the Foreign Patent Expiration Date with respect to any country shall be extended beyond the date set forth on Schedule 1 by an amount of time equal to the difference between (i) the original Foreign Patent Expiration Date with respect to such country and (ii) the date on which ISI or its representative files for regulatory approval in such country with respect to the Product. For example, if the Foreign Patent Expiration Date in Italy was September 15, 1997, and ISI filed for approval to market a Product in Italy on September 15, 1995 (two years prior to the expiration date), ISI would be obligated to pay a Percentage Fee for sales of such Product made in Italy until September 15, 1999.





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

                          (ii)    The Percentage Fee that ISI shall pay to HL
and FHL for each Annual Period shall be an amount equal to 8% of the Net Sales in the Territory and 2% of the Outside Net Sales during such Annual Period up to $75,000,000 and 9.5% of the Net Sales in the Territory and 2% of the Outside Net Sales during such Annual Period in excess of $75,000,000; provided, however, that the maximum amount payable to HL and FHL in any Annual Period shall be $8,000,000. If the Percentage Fee payable HL or FHL would exceed $8,000,000 for any Annual Period, ISI shall pay the Percentage Fee to HL and FHL on a pro rata basis in an amount not to exceed $8,000,000 in any Annual Period, based upon the Net Sales of the Product in countries covered by the HL Patent Rights and the FHL Patent Rights. Notwithstanding anything to the contrary contained herein, in the event that the Percentage Fee per million units of Product paid by ISI to HL in any Annual Period is less than 6.4% of the per million unit price of Roferon (the "Minimum Percentage Fee") as reported by the Red Book (or other similar book if the Red Book is no longer available), ISI shall be obligated to pay to HL an additional Percentage Fee such that HL receives an aggregate Percentage Fee for the Annual Period at the rate of the Minimum Percentage Fee. If HL or FHL shall grant a license to a third party relating to alpha interferon with a royalty rate lower than the Percentage Fee, (other than a license granted in settlement of a litigation) the Percentage Fee





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shall be adjusted to that lower rate if ISI shall accept the other financial terms or other less favorable obligations or limitations of such other license.

                          (iii)   ISI shall deliver to HL and FHL within 45
days following the end of each three month period (other than the last three month period) during each Annual Period, a statement signed by the chief financial officer of ISI and certified as accurate, indicating the amount of Net Sales and Outside Net Sales during such three month period in the United
States and outside the United States.    Each such statement shall also
indicate the number, description, and invoice price of Product sold during the period covered, the amount of actual trade discounts, returns, allowances, charges for customs duty, freight, and sales, use, and other similar taxes which may be deducted therefrom, and a computation of the amount of the Percentage Fee payable hereunder in respect of such Net Sales and Outside Net Sales for such period. Such statement shall be furnished to HL and FHL whether or not any Products have been sold during the period for which such statement is due.

                          (iv)    ISI shall deliver to HL and FHL within 45
days following the end of each Annual Period, a report certified by the chief financial officer of ISI covering such Annual Period and containing the same information required to be contained in the statements referred to in Section 2
(e) (iii).





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
                          (v)     The Percentage Fee shall be paid quarterly
for each Annual Period to HL for Net Sales in the United States and to FHL for Net Sales outside the United States. The Percentage Fee for each three month period (other than the last three month period) during each Annual Period shall be paid simultaneously with the delivery of the statement referred to in
Section 2(e) (iii) relating to such three month period during such Annual Period, and the Percentage Fee for the last three month period of each Annual Period shall be paid simultaneously with the delivery of the report referred to in Section 2(e)(iv) relating to such Annual Period. The Percentage Fee for each such three month period shall be computed on the basis of Net Sales and Outside Net Sales from the beginning of such Annual Period through the last day of the most recent three month period, with a credit for the Percentage Fee theretofore paid to HL for such Annual Period.

                          (vi)    Under the terms of the License Agreement
dated as of June 30, 1988 (the "1988 Agreement"), ISI had an unused credit which was available to be used to offset the Percentage Fee payable under the 1988 Agreement. The parties agree that the 1988 Agreement shall remain in full force and effect with respect to the unused credit available to ISI and ISI may utilize the credit against 50% of any Percentage Fee payable to HL under this Agreement until the earlier of (A) the date on which the credit is fully utilized and (B) the date on which ISI obtains regulatory





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
approval in the United States to market the Product for an indication other than genital warts.

                 (b) ISI shall prepare and maintain complete and accurate books of account and records covering all transactions relating to this Agreement. HL, FHL and their duly authorized representatives shall have the right, at the sole cost and expense of HL or FHL, during regular business hours, on not more than one occasion during any 12 month period, to examine such books of account and records with respect to the subject matter and the terms of this Agreement. In the event that it is determined that ISI has underpaid HL or FHL by 5% or more, ISI shall, in addition to paying the underpayment, pay for the costs of examination in an amount not to exceed $100,000. All such books of account and records shall be kept available by ISI for at least three years after the Annual Period to which they relate.

         3.      Miscellaneous.

                 (a) All reports, approvals, and notices required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified or registered mail, return receipt requested, to the party concerned at its address as set forth on page 1 above (or at such other address as a party may specify by notice to the other). All reports, approvals, and notices given to ISI shall be addressed to the attention of its President with a copy





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
to ISI's General Counsel, c/o National Patent Development Corp., 9 West 57th Street, Suite 4170, New York, New York 10019. All reports, approvals, and notices given to HL shall be addressed to the attention of HL Corporate Secretary and all payments in cash made to HL shall be sent to Hoffmann-La Roche Inc., P.O. Box Pittsburgh, Pennsylvania 15251-6138 and all reports, approvals, and notices given to FHL shall be addressed to the attention of the Law Department. All payments in cash made to FHL hereunder shall be paid in U.S. Dollars, in each case by wire transfer for value on the due date thereof (with twenty-four hours' advance notice of each such wire transfer) to FHL at such address as FHL shall designate in writing within a reasonable period of time prior to such due date. The rate of exchange to be used for calculating the U.S. Dollar amount due hereunder for sales made in currencies other than U.S. Dollars shall be the rate of exchange in effect for the purchase of U.S. Dollars with such other currency (middle rate) as quoted by The Wall Street Journal (or, if The Wall Street Journal ceases to publish such information, Reuters Information Service, or, if neither publishes such information, another similar service or source reasonably acceptable to FHL) on the last business day of each calendar quarter.

         (b) Except as otherwise provided herein, neither party made sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other,





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
except to a corporation which has succeeded to substantially all the business and assets of the assignor and assumed in writing its obligations under this Agreement or to a corporation surviving a merger or consolidation to which the party of this Agreement is a party and this Agreement shall be binding upon and inure to the benefit of the parties hereto and such respective successors and assigns. Any attempted sale, assignment, transfer, conveyance, or delegation in violation of this Section 3(b) shall be void.

                 (c) This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and except for the provisions of the 1988 Agreement relating to the unused credit, supersedes all prior oral and written understandings and agreements relating thereto and may not be modified, discharged, or terminated orally.

                 (d) Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other.

                 (e) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, with giving effect to principles of conflict of laws.

                 (f) Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any breach of such provision or of any breach of any other provision of this





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
Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

                 (g) If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

                 (h) This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

                 (i) ISI shall have the right to terminate this Agreement with respect to (i) the HL Patent Rights, (ii) any individual Foreign patent rights or (iii) the Roche Patent Rights at any time upon at least 30 days' written notice, after which time this Agreement (or any portion terminated) shall be of no further force or effect other than the obligation of ISI to pay HL or FHL any Percentage Fee payable (or remaining by virtue of a portion of this Agreement being terminated) as of the date of termination.

                 (j) If ISI shall fail to perform in any material respect any material term, condition, or covenant in this Agreement on its part to be performed and such default shall continue uncured for a period of 30 days





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
after a notice of default specifying the nature of the default has been given to ISI by HL or FHL, HL or FHL shall have the right to terminate this Agreement upon written notice, at which time this Agreement shall be of no further force or effect other than the obligation of ISI to pay HL or FHL any Percentage Fee payable as of the date of termination.

                 (k) ISI does hereby indemnify and agrees to save and hold HL and FHL harmless of and from any and all liabilities, claims, causes of action, suits, losses, damages, and reasonable expenses (including, but not limited to, reasonable attorneys' fees and expenses) for which HL or FHL may become liable or may incur or be compelled to pay in any action or claim (including, but not limited to, any action or claim relating to product liability) against HL or FHL for or by reason of the manufacture, use, or sale of the Product by ISI. HL or FHL shall give ISI prompt written notice of any such action or claim and ISI may then, in its sole discretion, take such action as it deems advisable to defend such action or claim on behalf of HL or FHL.
In the event appropriate action is not taken by ISI within 20 days of its receipt of notice from HL or FHL, HL or FHL shall have the right to defend such action or claim, but no settlement thereof may be made without the approval of ISI. In any case, ISI and HL and FHL shall keep each other fully advised of all developments and shall cooperate fully with each other in respects in connection with any such defense as is made.





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

                 (l) For purposes of this Agreement, the term "Affiliate" shall be have the meaning ascribed to it under the Securities Act of 1933, provided, however, that it shall not include Genetech, Inc., a Delaware corporation, or any business of Syntex, including Syva Company, a Delaware Corporation, that is engaged in the development, manufacture, sale, distribution and/or marketing in the United States, of drugs of abuse reagent products or in vitro diagnostic products. HL and FHL represent and warrant to ISI that ALFERON N Injection does not infringe any patent owned or controlled by Genetech, Syntex or Syva. IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                                   INTERFERON SCIENCES, INC.

                                                   By:
                                                      ----------------------

                                                   HOFFMANN-LA ROCHE INC.

                                                   By:
                                                      ----------------------

                                                   F. HOFFMANN-LA ROCHE LTD

                                                   By:
                                                      ----------------------

         S C H E D U L E 1

Country                   Appl.-Nr.                Patent-N          Expiry Date         Status
- -------                   ---------                --------          -----------         ------
Algeria                   5656                                       20.11.1999          pending
Argentina                 278993                   222359            15.05.1996          patent
Australia                 53136/79                 535936            23.11.1995          patent
Australia                 15866/83                 561672            23.11.1995          patent
Austria                   A 7453/79                367769            15.12.1999          patent
Austria           SPC     SZ 132/94                                  02.07.2001          pending
Barbados                                           1025              11.10.1997          patent
Belgium                   198235                   880201            22.11.1999          patent
Belgium           SPC     093C0086                 093C0086          02.07.2001          patent
Bermuda                                            477/UK            23.11.1999          patent
Bophuthatswana            178/79                   178/79            22.11.1995          patent
Canada                    340387                   1129409           10.08.1999          patent
Chile                     799/78                   32099             24.06.1995          patent
Denmark                   4967/79                  161048            22.11.1999          patent
El Salvador                                        175/84            11.06.1999          patent
Finland                   793649                   69476             21.11.1999          patent
France                    7928699                  7928699           21.11.1999          patent
France            CCP     92C0121                  92C0121           24.11.2003          patent
Germany                   2954574.2                2954574.          22.11.1999          patent
Germany                   P2954747.5                                 22.11.1999          pending
Great Britain             7940634                  2037296           23.11.1999          patent
Great Britain     SPC     SPC/GB93/0               SPC/GB93          02.07.2001          patent
Guatemala                                                                                pending
Hong Kong                                          266/84            23.11.1999          patent
Hungary                   HO 2197                  182500            23.11.1999          patent
Iran                      24437                    24091             22.05.2000          patent
Ireland                   2247/79                  48882             23.11.1999          patent
Ireland           SPC     SPC 44/93                                  02.07.2001          patent
Israel                    58759                                      21.11.1999          pending
Italy                     27524/79                 1127253           23.11.1999          patent
Italy             CCP     968169                   92CCP152          10.02.2007          patent
Jamaica                   18/1/2851                3058              28.02.2002          patent
Japan                     150803/79                1482912           22.11.1999          patent
Japan                     29632/83                 1652163           22.11.1999          patent
Japan                     310788/87                                                      pending
Japan                     328671/94                                                      pending
Kenya                                              P3347/8           23.11.1999          patent
Luxembourg                81918                    81918             22.11.1999          patent
Luxembourg        SPC     88314                    88314             02.07.2001          patent
Malawi                    33/79                    MW 33/79          21.11.1995          patent
Malaya                                             222/85            23.11.1999          patent
Monaco                    1416                     80.1300           21.11.1999          patent

         S C H E D U L E 1

Country                   Appl.-Nr.                Patent-N          Expiry Date         Status
- -------                   ---------                --------          -----------         ------
Netherlands               7908516                                    22.11.1999          pending
New Zealand               192201                   192201            22.11.1999          patent
Nigeria                   388/79                   RP 4535           21.11.1999          patent
Norway                    793819                   151157            23.11.1999          patent
Philippines               23321                    20763             10.04.2004          patent
Portugal                  70495                    70495             12.03.1996          patent
Singapore                                          711/83            23.11.1999          patent
South Africa              6175/79                  6175/79           16.11.1999          patent
Spain                     486263                   486263            16.10.2000          patent
Sweden                    7909721-8                7909721-          23.11.1999          patent
Sweden            SPC                                                03.02.2004          pending
Switzerland               9589/79                  653347            25.10.1999          patent
Switzerland               2099/85                  654843            25.10.1999          patent
Switzerland               732/86                   658459            25.10.1999          patent
Taiwan                    12635/78                 NI 13280          01.09.1995          patent
Tanganyika                                         2197/83           23.11.1999          patent
Transkei                  146/79                   146/79            22.11.1995          patent
Trinidad+Tobago                                    69/83             23.11.1999          patent
Uganda                                             13/83             23.11.1999          patent
Uruguay                   20998                    13070             27.04.2005          patent
Yemen-South                                        637               23.11.1999          patent
Zimbabwe                  236/79                   236/79            21.11.1999          patent

                                   SCHEDULE 2

Johnson & Johnson
Bristol-Meyers Squibb Co.
Merck & Co. Inc.
SmithKline Beecham Plc.
Abbott Laboratories
Glaxo Holdings, Inc.
American Home Products, Inc.
Pfizer Inc.
Ell Lilly and Co.
Ciba
Sandoz
Hoechst Group
Bayer Group
Warner-Lambert Co.
Rhone-Poulenc Rorer Inc.
The Upjohn Co.
Pharmacis AB
Wellcome Plc.
AB Astra
American Cyanamid Co.
Marion Merrell Dow, Inc.
Zeneca Group
Schering AG
Fujisawa Pharmaceutical Co. Ltd.
Fisons Pic.
Amgen, Inc
Chiron
Institut Merieux
Novo Nordisk Group
Solvay Group
The Boots Co., Plc.
The Green Cross Co
The Ares-Sereno Group
Genentech Inc.
Teva Pharmaceutical Industries Ltd.
ICN Pharmaceuticals Inc.

Menarini
Dompe
Alfa Wasserman
Waleta Sinapore Pte. Ltd.
Waleta Sdn. Berhad
Edward Keller Ltd. (Hong Kong)
Edward Keller Ltd. (Peoples' Rebuplic of China)
OLIC Thailand Ltd.
Fujimoto Diagnostic Company
Sanofi
Andromaco (Mexico)
                                   (and any affiliates of the forgoing)